Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	John Bernaden	Rondi Rohr-Dralle
	Media Relations	Investor Relations
	Rockwell Automation	Rockwell Automation
	414.382.2555	414.382.8510
Rockwell Automation Reports Fourth Quarter and Full Year 2012 Results

•	Fourth quarter sales up 1 percent; organic sales up 5 percent

•	Fourth quarter diluted EPS of $1.38

•	Record sales and EPS for full year

•	Company provides fiscal 2013 guidance
MILWAUKEE (November 5, 2012) – Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2012 fourth quarter sales of $1,664.0 million, up 1 percent from $1,654.3 million in the fourth quarter of fiscal 2011. Organic sales increased 5 percent and currency translation reduced sales by 4 percentage points. Fiscal 2012 fourth quarter sales were up 7 percent sequentially compared to the third quarter of fiscal 2012.

Net income was $195.2 million ($1.38 per share) compared to $201.8 million ($1.39 per share) a year ago. Total segment operating earnings were $295.3 million in the fourth quarter of fiscal 2012, down from $298.1 million in the same period of 2011. Total segment operating margin was 17.7 percent, compared to 18.0 percent a year ago. In the fourth quarter of fiscal 2012, the Company incurred pre-tax restructuring charges of approximately $13 million, which was about evenly split between segments.

Free cash flow was $346.6 million in the fourth quarter of fiscal 2012.

Full Fiscal Year 2012

Sales were $6,259.4 million in fiscal 2012, up 4 percent compared to $6,000.4 million in fiscal 2011. Organic sales increased 6 percent. Acquisitions contributed 1 percentage point to the growth rate and currency translation reduced sales by 3 percentage points. Income from continuing operations was $737.0 million ($5.13 per share) in fiscal 2012, compared to $697.1 million ($4.79 per share) in fiscal 2011, an increase of 7 percent on a per-share basis. Total segment operating earnings increased 10 percent to $1,131.4 million in fiscal 2012, compared to $1,027.6 million in fiscal 2011. Total segment operating margin expanded 1 percentage point to 18.1 percent from 17.1 percent a year ago.

Full fiscal year 2012 free cash flow was $597.6 million after a discretionary pre-tax contribution of $300 million to the Company's U.S. pension trust. Return on invested capital was 30.3 percent.

Commenting on the results, Keith D. Nosbusch, chairman and chief executive officer, said, “I was pleased with 5 percent organic sales growth in the quarter, especially given the tough comparison to last year's very strong fourth quarter. While growth rates continued to moderate due to a difficult economic environment, once again every region delivered organic growth. We initiated restructuring actions that reduced margins in the quarter. Those actions provide us with some headroom to rebalance investments in 2013.

“For the full year, we achieved record sales and earnings per share. Operating margin expanded by one point while we continued to invest for growth. Our EMEA region had a great year with 6 percent organic growth in the face of a recession. We continued our track record of returning cash to shareowners by increasing the dividend 11 percent and repurchasing 3.7 million shares.

"We delivered solid results in a challenging environment this year. I want to thank our employees for their dedication and our customers, suppliers and partners for their support throughout the year.”

Following is a discussion of fourth quarter results for both segments.

Architecture & Software
Architecture & Software fiscal 2012 fourth quarter sales were $671.3 million, a decrease of 2 percent from $683.3 million last year. Organic sales increased 3 percent and currency translation reduced sales by 5 percentage points. Fiscal 2012 fourth quarter sales were up 1 percent sequentially from the third quarter of fiscal 2012. Segment operating earnings were $166.5 million in the fourth quarter of fiscal 2012, compared to $177.9 million in the fourth quarter of fiscal 2011. Segment operating margin was 24.8 percent in the fourth quarter of fiscal 2012, compared to 26.0 percent a year ago.

Control Products & Solutions
Control Products & Solutions fiscal 2012 fourth quarter sales were $992.7 million, an increase of 2 percent from $971.0 million last year. Organic sales increased 6 percent and currency translation reduced sales by 4 percentage points. Fiscal 2012 fourth quarter sales were up 11 percent sequentially from the third quarter of fiscal 2012. Segment operating earnings increased to $128.8 million in the fourth quarter of fiscal 2012, compared to $120.2 million in the fourth quarter of fiscal 2011. Segment operating margin was 13.0 percent in the fourth quarter of fiscal 2012, compared to 12.4 percent a year ago.

Other Information
Fiscal 2012 fourth quarter general corporate net expense was $20.6 million, compared to $22.2 million in the fourth quarter of 2011. General corporate net expense was $85.6 million for the full fiscal year 2012, compared to $80.7 million in fiscal 2011.

The effective tax rate for the fourth quarter of fiscal 2012 was 23.4 percent, compared to 21.2 percent in the fourth quarter of 2011. The effective tax rate for the full fiscal year 2012 was 23.7 percent, compared to 19.7 percent in fiscal 2011.

During the fourth quarter of fiscal 2012, the Company repurchased 1.4 million shares of its common stock at a cost of $95.8 million. During fiscal year 2012, the Company repurchased 3.7 million shares of its common stock at a cost of $265.3 million. At September 30, 2012, $936.7 million remained available under the $1.0 billion share repurchase authorization.

Changes to definition of segment operating earnings and introduction of new non-GAAP measures for fiscal 2013

Significant declines in interest rates over the past several years have caused an extraordinary increase in certain components of pension expense that the Company considers to be unrelated to its underlying operating performance. In order to provide transparency into the operating results of our business, beginning in fiscal 2013, the Company will provide non-GAAP earnings measures (Adjusted Income and Adjusted EPS) that exclude non-operating pension costs and their related tax effects from income from continuing operations and corresponding earnings per share (EPS). The Company defines non-operating pension costs as defined benefit plan interest cost, expected return on plan assets, amortization of actuarial gains and losses and the impacts of any plan curtailments or settlements. In addition, the Company will redefine segment operating earnings to exclude non-operating pension costs. Fiscal 2013 guidance is being provided for Adjusted EPS.

Organic sales, total segment operating earnings, total segment operating margin, free cash flow and return on invested capital are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release. Also included in the attachments to this release are reconciliations of redefined segment operating earnings and the new non-GAAP measures of Adjusted Income and Adjusted EPS for the fiscal years 2010 - 2012. Quarterly and annual reconciliations of redefined segment operating earnings, Adjusted EPS and Adjusted Income and an annual schedule of components of pension expense for the fiscal years 2008-2012 are provided in the Supplemental Financial Data document posted on Rockwell Automation's website at http://www.rockwellautomation.com/investors/.

Outlook

The Company is providing a fiscal 2013 sales outlook of $6.35 to $6.65 billion, which represents organic growth of 1 to 5 percent. Currency translation and acquisitions will add one point of growth. Based on this sales outlook, the Company is initiating fiscal 2013 Adjusted EPS guidance of $5.35 to $5.75, which compares to Adjusted EPS of $5.29 for fiscal 2012.

Commenting on the outlook, Nosbusch said, “The sluggish global economy and a weaker solutions backlog are headwinds as we enter fiscal 2013. While we do expect sales to increase next year, the growth will likely be more weighted to the second half.

"We plan to invest in our best growth opportunities in 2013, but we will closely monitor business conditions and adjust as appropriate. While we can't control the economy, I believe we are well-positioned to outgrow the market with our innovative technology, domain expertise and thought leadership."

Conference Call
A conference call to discuss our financial results will take place at 8:30 A.M. Eastern Time on November 5, 2012. The call and related financial charts will be webcast and accessible via the Rockwell Automation website (http:www.rockwellautomation.com/investors/).

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend” and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

•
macroeconomic factors, including global and regional business conditions, the availability and cost of capital, the cyclical nature of our customers’ capital spending, sovereign debt concerns and currency exchange rates;

•	laws, regulations and governmental policies affecting our activities in the countries where we do business;

•	the successful development of advanced technologies and demand for and market acceptance of new and existing products;

•	the availability, effectiveness and security of our information technology systems;

•	competitive product and pricing pressures, and our ability to provide high quality products, services and solutions;

•	a disruption of our operations due to natural disasters, acts of war, strikes, terrorism, social unrest or other causes;

•	intellectual property infringement claims by others and the ability to protect our intellectual property;

•	our ability to successfully address claims by taxing authorities in the various jurisdictions where we do business;

•	our ability to attract and retain qualified personnel;

•	our ability to manage costs related to employee retirement and health care benefits;

•	the uncertainties of litigation, including liabilities related to safety and security of the products, services and solutions we sell;

•	our ability to manage and mitigate the risks associated with our solutions business;

•	a disruption of our distribution channels;

•	the availability and price of components and materials;

•	the successful integration and management of acquired businesses;

•	the successful execution of our cost productivity and globalization initiatives; and

•	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings.
These forward-looking statements reflect our beliefs as of the date of filing this release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Rockwell Automation, Inc. (NYSE: ROK), the world’s largest company dedicated to industrial automation and information, makes its customers more productive and the world more sustainable. Headquartered in Milwaukee, Wis., Rockwell Automation employs over 22,000 people serving customers in more than 80 countries.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2012	2011	2012	2011
Sales
Architecture & Software (a)	$671.3	$683.3	$2,650.4	$2,594.3
Control Products & Solutions (b)	992.7	971.0	3,609.0	3,406.1
Total sales (c)	$1,664.0	$1,654.3	$6,259.4	$6,000.4

Segment operating earnings
Architecture & Software (d)	$166.5	$177.9	$702.8	$659.1
Control Products & Solutions (e)	128.8	120.2	428.6	368.5
Total segment operating earnings[1] (f)	295.3	298.1	1,131.4	1,027.6
Purchase accounting depreciation and amortization	(4.9)	(5.2)	(19.8)	(19.8)
General corporate — net	(20.6)	(22.2)	(85.6)	(80.7)
Interest expense	(14.9)	(14.6)	(60.1)	(59.5)
Income from continuing operations before income taxes	254.9	256.1	965.9	867.6
Income tax provision	(59.7)	(54.3)	(228.9)	(170.5)
Income from continuing operations	195.2	201.8	737.0	697.1
Income from discontinued operations	—	—	—	0.7
Net income	$195.2	$201.8	$737.0	$697.8

Diluted earnings per share
Continuing operations	$1.38	$1.39	$5.13	$4.79
Discontinued operations	—	—	—	0.01
Net income	$1.38	$1.39	$5.13	$4.80

Average diluted shares	141.5	144.4	143.4	145.2

Segment operating margin
Architecture & Software (d/a)	24.8%	26.0%	26.5%	25.4%
Control Products & Solutions (e/b)	13.0%	12.4%	11.9%	10.8%
Total segment operating margin[1] (f/c)	17.7%	18.0%	18.1%	17.1%

[1]
Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We believe that these measures are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of the Company. Our measures of total segment operating earnings and total segment operating margin may be different from measures used by other companies.

ROCKWELL AUTOMATION, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2012	2011	2012	2011
Sales	$1,664.0	$1,654.3	$6,259.4	$6,000.4
Cost of sales	(1,009.8)	(991.1)	(3,736.7)	(3,610.0)
Gross profit	654.2	663.2	2,522.7	2,390.4

Selling, general and administrative expenses	(386.4)	(388.1)	(1,491.7)	(1,461.2)
Other income (expense)	2.0	(4.4)	(5.0)	(2.1)
Interest expense	(14.9)	(14.6)	(60.1)	(59.5)
Income from continuing operations before income taxes	254.9	256.1	965.9	867.6
Income tax provision	(59.7)	(54.3)	(228.9)	(170.5)

Income from continuing operations	195.2	201.8	737.0	697.1

Income from discontinued operations	—	—	—	0.7

Net income	$195.2	$201.8	$737.0	$697.8

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	September 30, 2012	September 30, 2011
Assets
Cash and cash equivalents	$903.9	$988.9
Short-term investments	350.0	—
Receivables	1,187.3	1,063.4
Inventories	619.0	641.7
Property, net	587.1	561.4
Goodwill and intangibles	1,158.3	1,170.6
Other assets	830.9	858.9

Total	$5,636.5	$5,284.9
Liabilities and Shareowners’ Equity
Short-term debt	$157.0	$—
Accounts payable	547.6	455.1
Long-term debt	905.0	905.0
Other liabilities	2,175.2	2,176.8
Shareowners’ equity	1,851.7	1,748.0
Total	$5,636.5	$5,284.9

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Twelve Months Ended September 30,
	2012	2011
Continuing operations:
Operating activities:
Income from continuing operations	$737.0	$697.1
Depreciation and amortization	138.6	131.3
Retirement benefits expense	105.9	100.9
Pension trust contributions	(341.1)	(184.7)
Receivables/inventories/payables	(24.1)	(234.1)
Compensation and benefits	(67.0)	16.9
Income taxes	117.9	95.7
Other	51.5	20.6
Cash provided by operating activities	718.7	643.7
Investing activities:
Capital expenditures	(139.6)	(120.1)
Acquisition of businesses, net of cash acquired	(16.2)	(45.9)
Purchases of short-term investments	(487.5)	—
Proceeds from maturities of short-term investments	137.5	—
Proceeds from sale of property and investments	2.6	5.1
Cash used for investing activities	(503.2)	(160.9)

Financing activities:
Net issuance of short-term debt	157.0	—
Cash dividends	(247.4)	(211.0)
Purchases of treasury stock	(259.4)	(298.7)
Proceeds from the exercise of stock options	49.0	174.0
Excess income tax benefit from share-based compensation	18.5	38.1
Other financing activities	(0.4)	(0.3)
Cash used for financing activities	(282.7)	(297.9)
Effect of exchange rate changes on cash	(16.8)	(5.8)

Cash (used for) provided by continuing operations	(84.0)	179.1
Discontinued operations:
Cash used for discontinued operations	(1.0)	(3.6)
(Decrease) increase in cash and cash equivalents	$(85.0)	$175.5

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Organic Sales
Our press release contains information regarding sales excluding the effect of changes in currency and organic sales, which we define as sales excluding the effect of changes in currency exchange rates and acquisitions. We believe these non-GAAP measures provide useful information to investors because they reflect regional and operating segment performance from our activities without the effect of changes in currency exchange rates and/or acquisitions. We use organic sales and sales excluding the effect of changes in currency as two measures to monitor and evaluate our regional and operating segment performance. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the currency exchange rates that were in effect during the prior year. When we acquire businesses, we exclude sales in the current year for which there are no comparable sales in the prior period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year. Sales are attributed to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and twelve months ended September 30, 2012 compared to sales for the three and twelve months ended September 30, 2011:

	Three Months Ended September 30,
	2012					2011
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
United States	$816.9	$0.9	$817.8	$(0.9)	$816.9	$800.0
Canada	121.3	1.9	123.2	—	123.2	104.2
Europe, Middle East, Africa	324.5	41.7	366.2	—	366.2	343.5
Asia-Pacific	258.7	7.9	266.6	(0.2)	266.4	260.4
Latin America	142.6	15.9	158.5	—	158.5	146.2
Total	$1,664.0	$68.3	$1,732.3	$(1.1)	$1,731.2	$1,654.3

	Year Ended September 30,
	2012					2011
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
United States	$3,067.3	$3.3	$3,070.6	$(2.3)	$3,068.3	$2,917.8
Canada	464.3	9.4	473.7	—	473.7	396.2
Europe, Middle East, Africa	1,280.6	98.3	1,378.9	(33.1)	1,345.8	1,267.6
Asia-Pacific	942.4	11.8	954.2	(1.3)	952.9	910.6
Latin America	504.8	43.1	547.9	—	547.9	508.2
Total	$6,259.4	$165.9	$6,425.3	$(36.7)	$6,388.6	$6,000.4

The following table reconciles reported sales to organic sales for our operating segments for the three and twelve months ended September 30, 2012 compared to sales for the three and twelve months ended September 30, 2011:

	Three Months Ended September 30,
	2012					2011
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
Architecture & Software	$671.3	$30.1	$701.4	$—	$701.4	$683.3
Control Products & Solutions	992.7	38.2	1,030.9	(1.1)	1,029.8	971.0
Total	$1,664.0	$68.3	$1,732.3	$(1.1)	$1,731.2	$1,654.3

	Year Ended September 30,
	2012					2011
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
Architecture & Software	$2,650.4	$73.5	$2,723.9	$—	$2,723.9	$2,594.3
Control Products & Solutions	3,609.0	92.4	3,701.4	(36.7)	3,664.7	3,406.1
Total	$6,259.4	$165.9	$6,425.3	$(36.7)	$6,388.6	$6,000.4

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. We account for share-based compensation under U.S. GAAP, which requires that we report the excess income tax benefit from share-based compensation as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our calculation of free cash flow in order to generally classify cash flows arising from income taxes as operating cash flows.
In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate performance. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31, 2010	March 31, 2011	June 30, 2011	Sept. 30, 2011	Dec. 31, 2011	March 31, 2012	June 30, 2012	Sept. 30, 2012
Cash provided by continuing operating activities	$12.6	$225.2	$224.7	$181.2	$(189.0)	$253.5	264.1	390.1
Capital expenditures of continuing operations	(20.3)	(22.6)	(33.1)	(44.1)	(31.6)	(30.9)	(32.4)	(44.7)
Excess income tax benefit from share-based compensation	12.1	23.6	2.1	0.3	9.8	7.0	0.5	1.2
Free cash flow[1]	$4.4	$226.2	$193.7	$137.4	$(210.8)	$229.6	$232.2	$346.6

[1]
Free cash flow for the first quarter of 2012 and the fourth quarter of 2011 include discretionary pre-tax contributions to the company’s U.S. pension trust of $300 million and $150 million, respectively.

Return On Invested Capital
Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate performance. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Income from continuing operations, before interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents, multiplied by;
(c) one minus the effective tax rate for the period.
ROIC is calculated as follows:

	Twelve Months Ended
	September 30,
	2012	2011
(a) Return
Income from continuing operations	$737.0	$697.1
Interest expense	60.1	59.5
Income tax provision	228.9	170.5
Purchase accounting depreciation and amortization	19.8	19.8
Return	1,045.8	946.9
(b) Average invested capital
Short-term debt	207.2	—
Long-term debt	905.0	904.9
Shareowners’ equity	1,881.5	1,709.7
Accumulated amortization of goodwill and intangibles	751.0	716.7
Cash and cash equivalents	(878.8)	(922.7)
Short-term investments	(232.5)	—
Average invested capital	2,633.4	2,408.6
(c) Effective tax rate
Income tax provision	228.9	170.5
Income from continuing operations before income taxes	$965.9	$867.6
Effective tax rate	23.7%	19.7%
(a) / (b) * (1-c) Return On Invested Capital	30.3%	31.6%

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts)

Adjusted Income and Adjusted EPS

Our press release contains financial information and earnings guidance regarding Adjusted Income and Adjusted EPS, which are non-GAAP earnings measures that exclude non-operating pension costs and their related income tax effects. We define non-operating pension costs as defined benefit plan interest cost, expected return on plan assets, amortization of actuarial gains and losses and the impacts of any plan curtailments or settlements. These components of net periodic benefit cost primarily relate to changes in pension assets and liabilities that are a result of market performance; we consider these costs to be unrelated to the operating performance of our business. We believe that Adjusted Income and Adjusted EPS provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Our measure of Adjusted Income and Adjusted EPS may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for income from continuing operations and diluted EPS.

The following is a reconciliation of income from continuing operations and diluted EPS from continuing operations to Adjusted Income and Adjusted EPS:

		Year Ended September 30,
	Fiscal 2013 Guidance	2012	2011	2010
Income from continuing operations		$737.0	$697.1	$440.4
Non-operating pension costs		35.2	23.5	10.1
Tax effect of non-operating pension costs		(12.6)	(8.5)	(3.6)
Adjusted Income		$759.6	$712.1	$446.9

Diluted EPS from continuing operations	$5.00 - $5.40	$5.13	$4.79	$3.05
Non-operating pension costs per diluted share, before tax	0.56	0.25	0.16	0.07
Tax effect of non-operating pension costs per diluted share	(0.21)	(0.09)	(0.06)	(0.02)
Adjusted EPS	$5.35 - $5.75	$5.29	$4.89	$3.10

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)

Reconciliation of Segment Operating Earnings
Beginning in fiscal 2013, we are changing our definition of segment operating earnings to exclude non-operating pension costs. Non-operating pension costs consist of defined benefit plan interest cost, expected return on plan assets, amortization of actuarial gains and losses and the impacts of any plan curtailments or settlements. We will continue to include service cost and amortization of prior service cost in the business segment that incurred the expense.

The following is a reconciliation of reported segment operating earnings to adjusted segment operating earnings excluding non-operating pension costs:

	Year Ended September 30,
	2012	2011	2010
Reported
Segment operating earnings
Architecture & Software	$702.8	$659.1	$475.4
Control Products & Solutions	428.6	368.5	241.8
Total segment operating earnings[1]	$1,131.4	$1,027.6	$717.2

Segment operating margin
Architecture & Software	26.5%	25.4%	22.5%
Control Products & Solutions	11.9%	10.8%	8.8%
Total segment operating margin[1]	18.1%	17.1%	14.8%

Adjustment - Non-operating pension costs
Segment operating earnings
Architecture & Software	$11.6	$11.3	$3.4
Control Products & Solutions	20.9	9.9	6.2
Total segment operating earnings[1]	$32.5	$21.2	$9.6

Adjusted
Segment operating earnings
Architecture & Software	$714.4	$670.4	$478.8
Control Products & Solutions	449.5	378.4	248.0
Total segment operating earnings[1]	$1,163.9	$1,048.8	$726.8

Segment operating margin
Architecture & Software	27.0%	25.8%	22.6%
Control Products & Solutions	12.5%	11.1%	9.0%
Total segment operating margin[1]	18.6%	17.5%	15.0%
1Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We believe that these measures are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of the Company. Our measures of total segment operating earnings and total segment operating margin may be different from measures used by other companies.